  Schedule for Computation of               Initial
  Fund Performance Data                     Invest of:
                                                           $1,000
                                            Offering
  Federated International Growth Fund
                                          Price/Share=     $10.58
  Class A Shares
  Return Since Inception 7/1/97             NAV=            $8.73
    ending 11/30/97

  FYE:  November 30, 1997
                                                                    Capital    Reinvest   Ending                 Total
                                         Beginning
  DECLARED:  Annually         Reinvest     Period      Dividend       Gain      Price     Period     Ending    Investment
  PAID:  Annually               Dates      Shares       /Share       /Share     /Share    Shares     Price       Value
                                 7/31/97    94.500    0.000000000    0.00000      $0.00    94.500     $10.22      $965.79
                                 8/31/97    94.500    0.000000000    0.00000      $0.00    94.500      $9.64      $910.98
                                 9/30/97    94.500    0.000000000    0.00000      $0.00    94.500     $10.06      $950.67
                                10/31/97    94.500    0.000000000    0.00000      $0.00    94.500      $8.98      $848.61
                                11/30/97    94.500    0.000000000    0.00000      $0.00    94.500      $8.73      $824.99

                                            Note:  The
                                          Fund has not
                                          paid any
                                          income or ST
                                          capital gain
                                          dividends in
                                          FYE 11/30/97.
  $1,000 (1+T) = Ending Value
                                      T =       -17.49%